Exhibit 99.1

Press release dated October 19, 2007

BlastGard International Issues Additional Shares and Warrants

CLEARWATER FL — October 19, 2007 — BlastGard International, Inc. (OTCBB: BLGA), a leading provider of proprietary blast mitigation materials, today announced the issuance of additional shares and warrants. The Company, in April/May 2007, raised approximately $3,968,000 from the sale of shares of Common Stock and $.45 Warrants expiring October 2008. BlastGard also agreed to register these securities or have them listed on one of two Canadian Exchanges by October 15, 2007. Neither of these events occurred and BlastGard is obligated to issue to each investor an additional 10% in shares of Common Stock and an additional 10% Warrants on what they purchased in the Spring.

About BlastGard International, Inc.

BlastGard International, Inc. creates designs, develops, manufactures and markets proprietary blast mitigation materials. The Company's patent-pending BlastWrap® technology effectively mitigates blast effects and suppresses post-blast fires. This unique technology is be used to create new, finished products or to retrofit to existing products.. BlastWrap® is a concept (not a chemical compound) from which blast protection products are built to save lives and reduce damage to valuable assets from explosions. Additional information on BlastGard can be found at http://www.blastgardintl.com.

``Safe Harbor'' statement under the Private Securities Litigation Reform Act of 1995: Except for historical information, all of the statements, expectations and assumptions contained in the foregoing are forward-looking statements that involve a number of risks and uncertainties. It is possible that the assumptions made by management are not necessarily the most likely and may not materialize. In addition, other important factors that could cause actual results to differ materially include the following: the Company's ability to market its products; the Company's ability to obtain additional funding; the Company's ability to obtain regulatory approvals on new products, the general economy; competitive factors; ability to attract and retain personnel; the price of the Company's stock; and other risk factors. The Company takes no obligation to update or correct forward-looking statements.

Company Contact:

BlastGard International, Inc.

Michael J. Gordon

(727) 592-9400